Exhibit 4

November 11, 2025

Icahn Partners LP

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Icahn Partners Master Fund LP

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Re: Centuri Holdings, Inc. (the “Company”) Registration Rights

Ladies and Gentlemen:

Reference is made to (i) that certain Common Stock Purchase Agreement, dated as of November 11, 2025 (the “November 2025 Private Placement Agreement”), by and among the Company, on the one hand, and Icahn Partners LP and Icahn Partners Master Fund LP (each, an “Investor” and collectively, the Investors”), on the other hand, pursuant to which the Company has agreed to issue and sell approximately $75 million of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), to the Investors in a private placement (the “Private Placement”) at a price per share equal to the Follow-On Offering price per share (as defined in the November 2025 Private Placement Agreement) and (ii) that certain Common Stock Purchase Agreement (the “IPO Private Placement Agreement”), dated April 5, 2024, by and among the Company and the Investors. The shares of Common Stock actually issued and sold by the Company to the Investors in the Private Placement are referred to herein as the “November 2025 Private Placement Shares.”

Subject to the issuance and sale of the November 2025 Private Placement Shares to the Investors under the terms of the November 2025 Private Placement Agreement, the Company hereby agrees to provide the Investors with registration rights for the November 2025 Private Placement Shares (the “Registration Rights”) on an identical basis to those registration rights set forth in Section 6 of the IPO Private Placement Agreement; provided that the Company agrees to register the resale of the November 2025 Private Placement Shares no later than the 181st day following the date of closing of the Private Placement instead of the timeframe set forth in the first sentence of Section 6.1 of the IPO Private Placement Agreement. For the avoidance of doubt, (a) except as provided in the foregoing sentence, the November 2025 Private Placement Shares shall be considered Shares (as defined in the IPO Private Placement Agreement) and shall be deemed Registrable Securities (as defined in the IPO Private Placement Agreement) to the same extent the Shares are considered Registrable Securities under the IPO Private Placement Agreement, (b) the Registration Rights, if granted, shall cease to apply to any November 2025 Private Placement Shares that no longer constitute Registrable Securities, and (c) this letter agreement shall terminate upon the termination of any obligations under Section 6 the IPO Private Placement Agreement or the termination of the November 2025 Private Placement Agreement.

[Signature Page Follows]

Very truly yours, CENTURI HOLDINGS, INC.
/s/ Gregory A. Izenstark Name: Gregory A. Izenstark Title: Executive Vice President, Chief Financial Officer

[Centuri - Letter Agreement re: Registration Rights - November 2025]

Acknowledged and Agreed:

ICAHN PARTNERS LP

/s/ Jesse Lynn

Name: Jesse Lynn

Title: Chief Operating Officer

Address: c/o Icahn Capital L.P.

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Attention: Jesse Lynn, Chief Operating Officer

Email: [****]

ICAHN PARTNERS MASTER FUND LP

/s/ Jesse Lynn

Name: Jesse Lynn

Title: Chief Operating Officer

Address: c/o Icahn Capital L.P.

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Attention: Jesse Lynn, Chief Operating Officer

Email: [****]

[Centuri - Letter Agreement re: Registration Rights - November 2025]